CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 47 to Registration Statement No. 2-69877 on Form N-1A of our report dated May 22, 2015, relating to the financial statements and financial highlights of BIF Tax-Exempt Fund and Master Tax-Exempt LLC, appearing in the Annual Report on Form N-CSR of BIF Tax-Exempt Fund for the year ended March 31, 2015. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Financial Statements” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

July 27, 2015